EX-99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Saturna Investment Trust and to the use of our report dated January 29, 2025 on the financial statements and financial highlights of Saturna Sustainable Equity Fund and Saturna International Fund, (formerly Sextant International Fund), each a series of Saturna Investment Trust, appearing in Form N-CSR for the year ended November 30, 2024, which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
December 17, 2025